Exhibit 99.2

Momentus Wins Contract in Highly Competitive U.S. Space Force SpaceWERX Sustained Space Maneuver Challenge

Mission Demonstrates Low-Cost Multi-Spectral Rendezvous Technology

SAN JOSE, Calif.—June 30, 2025—Momentus Inc. (NASDAQ: MNTS), a U.S. commercial space company offering satellite buses and in-space infrastructure services, today announced it has signed a $1.86M Direct to Phase II Small Business Innovation Research (SBIR) contract with SpaceWERX, the innovation arm of the U.S. Space Force. The award supports the in-space flight demonstration of a novel, low-cost multi-spectral sensor suite for Rendezvous and Proximity Operations (RPO), scheduled for early 2026.

Under this contract, Momentus will demonstrate an internally developed RPO system equipped with optical, infrared, and lidar sensors. The technology integrates machine vision algorithms and advanced data fusion used to guide the safe and autonomous approach of a spacecraft to an uncharacterized object in low Earth orbit.

“This contract marks a major milestone in advancing cost-effective, autonomous in-space operations,” said John Rood, Chief Executive Officer of Momentus. “We’re honored to support the U.S. Space Force and Department of the Air Force in developing the advanced capabilities needed to support their plans for dynamic space operations such as orbital servicing and refueling of satellites, assembly of structures in space, and debris mitigation.”

The flight demonstration will take place aboard SpaceX’s Transporter-16 rideshare mission scheduled for launch no earlier than February 2026, where Momentus will host the RPO payload on its Vigoride orbital service vehicle. The demonstration will be conducted alongside a group of commercial and Department of Defense customers.

The project stems from the SpaceWERX Sustained Space Maneuver Challenge launched in 2024, where Momentus’ proposal was selected out of numerous challengers for a Direct to Phase II award following a competitive evaluation. Contract negotiations were concluded in early June 2025.

About Momentus Inc. Momentus is a U.S. commercial space company that provides satellite buses and in-space infrastructure services, including in-space transportation, hosted payloads, and orbital delivery solutions for microsatellites and CubeSats.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected filing of the Company’s Form 10-K and Form 10-Q and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on April 9, 2025, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.